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                                                                   EXHIBIT 99.01


                 SIMULATIONS PLUS ANNOUNCES REVENUES FOR FOURTH
                             QUARTER AND FISCAL YEAR

    PHARMACEUTICAL SALES STRONG - WORDS+ SUBSIDIARY RETURNED TO PROFITABILITY

         LANCASTER, CA, SEPTEMBER 9, 2004 - Simulations Plus, Inc. (AMEX: SLP), the leading provider of ADME absorption simulation and neural net structure-to-property prediction software for pharmaceutical discovery and development, today reported preliminary revenues and estimated earnings for the fiscal fourth quarter and fiscal year ended August 31, 2004.

         Momoko Beran, chief financial officer of Simulations Plus, said: "Our preliminary pharmaceutical software and services revenues were $868,000 for the fourth quarter compared to $1,403,000 for the fourth fiscal quarter of 2003 (which included a large multi-year software license of over $1 million), and for the fiscal year, $2,856,000, compared to $3,106,000 for fiscal 2003. Performance in our Words+ subsidiary improved, reporting preliminary revenues of $599,000 and a return to profitability, indicating that our restructuring has achieved the desired effect. Total revenues were $1,467,000 for the fourth quarter compared to last year's fourth quarter of $2,026,000 which included the $1 million plus order. Total preliminary revenues for the 2004 fiscal year were $5,208,000, compared to $5,485,000 in fiscal 2003."

         Ms. Beran continued, "Based on the information we have right now, we expect fourth quarter earnings to be between $0.11 and $0.13 per diluted share, and for the fiscal year, between $0.16 and $0.19 per diluted share. The company is financially strong, with zero debt and a good cash position." Ms. Beran also announced, "This release of preliminary revenues and earnings is the last one we will do. From now on, in order to reduce the redundancy in our reporting and filing requirements, we will follow the practice of most other companies and provide information when the 10Q and 10K reports are filed."

         Walt Woltosz, chairman and chief executive officer of Simulations Plus, commented: "This quarter saw substantial growth in our core pharmaceutical software and services business without the benefit of a large multi-site global license award we had expected from a current customer. We continue to believe that this customer is in the process of receiving the requisite multi-layer internal approvals for completion in the near future. It's important to note that we're increasing the pharmaceutical software and services business base with a larger number of smaller customers, and that should continue to add to our recurring revenues with our annual license business model. We've maintained steady growth, growing profitability, and made significant expansions to our product line this year. Our new product development activities are on track and we expect release of both DDDPlus and MembranePlus before the end of the calendar year. This will increase the number of core products from three to five. Feedback from potential customers who have seen previews of these new tools has been encouraging."

         Woltosz continued: "In addition to our software, Simulations Plus continues to enjoy a reputation for world-class expertise in oral absorption, pharmacokinetics, and related areas. In fact, our consulting revenues during this last quarter exceeded any other quarter, an area of business that we believe will continue to grow. During the fourth quarter, we received our largest study contract to date to assist a generic drug company with analyzing data from two trials that failed to establish bioequivalence for a new generic formulation. This study, which involved complex data taken from hundreds of individual doses in both fasted and fed conditions, was a new milestone for us, and showed that our unique software and expertise is of significant value to the industry."

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ABOUT SIMULATIONS PLUS, INC.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The Company has two other businesses, Words+, Inc. and FutureLab(TM), which are based on its proprietary software technologies. Simulations Plus, Inc., is headquartered in Southern California and trades on the AMEX under the symbol "SLP." For more information, visit our Web site at www.simulations-plus.com.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability of the Company to book revenues and earnings as it expects for the current quarter, the ability of the Company to maintain its competitive advantage, the general economics of the pharmaceutical industry, the ability of the Company to attract and maintain sufficient scientific and technical staff to sustain its R&D and customer support functions, and a sustainable market. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.

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